                                                           Exhibit 4(a)(7)



                              CONSENT AND AGREEMENT
                                   [NW 1997 H]

            The undersigned, AERO INTERNATIONAL (REGIONAL), a Societe par Actions Simplifee, whose registered office is situated at 1, Allee Pierre Nadot, 31712 Blagnac Cedex, France, acting as agent for and on behalf of British Aerospace (Operations) Limited, a limited company incorporated under the laws of England and Wales, hereby acknowledges notice of, and consents to all of the terms of, the foregoing Purchase Agreement Assignment [NW 1997 H] dated as of December 29, 1997 between Northwest Airlines, Inc. (the "Assignor"), and First Security Bank, National Association, not in its individual capacity but solely as Owner Trustee (the "Assignee") (herein called the "Purchase Agreement Assignment," the defined terms therein or by reference therein being hereinafter used with the same meaning) and hereby confirms to the Assignor and the Assignee, and agrees, that: (i) all representations, warranties, indemnities and agreements of the Manufacturer under the Purchase Agreement with respect to the Contract Rights, to the extent assigned by the Assignor to the Assignee, shall inure to the benefit of the Assignee to the same extent as if originally named the "Buyer" therein, subject to the terms and conditions of the Purchase Agreement Assignment; (ii) the Assignee shall not be liable for any of the obligations or duties of the Assignor under the Purchase Agreement, nor shall the Purchase Agreement Assignment give rise to any duties or obligations whatsoever on the part of the Assignee owing to the Manufacturer, except for the Assignee's agreement in the Purchase Agreement Assignment to the effect that in exercising any rights under the Purchase Agreement or in making any claim with respect to the Contract Rights, the terms and conditions of the Purchase Agreement relating to the Aircraft shall apply to, and be binding upon, the Assignee to the same extent as the Assignor, and with respect to such agreement the Manufacturer agrees that, anything contained in the Purchase Agreement and the Purchase Agreement Assignment to the contrary notwithstanding, so long as the Manufacturer shall not have received written notice that an Event of Default has occurred and is continuing, the Assignee shall not have any responsibility to the Manufacturer for failure to comply with any of the terms of the Purchase Agreement with respect to the Contract Rights as and to the extent the same relate to the Aircraft while under lease to the Assignor; provided that no person other than the Manufacturer shall have any rights against the Assignee with respect to the undertaking and agreement set forth in this clause (ii);
(iii) the Manufacturer acknowledges the lease of the Aircraft by the Assignee to the Assignor under the Lease and acknowledges advance notice of the Purchase Agreement Assignment pursuant to Clause 24.1 of the Purchase Agreement; and (iv) so long as the Aircraft is subject to the Lease, the Manufacturer will continue to pay to the Assignor all payments which the Manufacturer may be required to make in respect of the Aircraft under the Purchase Agreement unless and until the Manufacturer shall have received written notice from the Indenture Trustee or the Assignee by facsimile addressed to Aero International (Regional), 1, Allee Pierre Nadot, 31712 Blagnac Cedex, France, Attn: SVP Commercial (telecopy 011 33 5 6221 6321) with a copy to Aero International (Regional) Marketing Inc., 13850 McLearen Road, Herndon, Virginia 22071, Attn.: Contracts Director (telecopy (703) 736-4255) and three Business Days shall have elapsed from the date of actual receipt by the Manufacturer, that an Event of Default under the Lease has occurred and is continuing, whereupon the Manufacturer will not be required to make further inquiry into the content of such notice and thereafter (until the Manufacturer shall have received notice in writing from the Assignee or the Indenture Trustee sent or addressed as aforesaid that no Event of Default under the Lease exists or that such Event of Default under the Lease has been cured or waived) Manufacturer shall make any and all payments which it may be required to make in respect of the Aircraft under the Purchase Agreement (to the extent that the right to receive such payments has been assigned under the Purchase Agreement Assignment) directly to the Indenture Trustee at the account of the Indenture Trustee at State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, ABA No. 011-00-0028, Account No. 9903-943-0 Northwest/NW 1997 H,
Attention: Corporate Trust Department, Reference: Northwest/NW 1997 H, or (if written notice has been given to the Manufacturer by the Assignee in the manner aforesaid that the Trust Indenture is no longer in effect in accordance with its terms and all amounts due and payable under the Secured Certificates have been paid in full) to the Assignee at the account of the Assignee at First Security Bank, National Association, 79 South Main Street, Salt Lake City, Utah 84111, ABA No. 124-0000-12, Account No. 051-0922115, Attention: Corporate Trust Department, Credit Northwest/NW 1997 H.

            The Manufacturer hereby represents and warrants that (A) the Manufacturer is a limited company incorporated under the Companies Act of 1985 duly organized and validly existing under the laws of England and Wales, (B) the execution, delivery and performance of the Purchase Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of the Manufacturer, do not require any approval of the stockholders of the Manufacturer, trustee or holders of any indebtedness or obligations of the Manufacturer (other than any such approval or consent as has been obtained) and neither the execution and delivery of the Purchase Agreement or this Consent and Agreement by the Manufacturer, nor the performance by the Manufacturer of its obligations under the Purchase Agreement or the Consent and Agreement contravenes any law, governmental rule or regulation applicable to the Manufacturer, and (C) neither the execution and delivery by the Manufacturer of the Purchase Agreement or the Consent and Agreement, nor the performance by the Manufacturer of its obligations thereunder, requires the consent or approval of, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any federal or state governmental authority in the United States (other than those which have been obtained).


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

Dated as of December 29, 1997

                                 AERO INTERNATIONAL (REGIONAL) SAS,
                                 as agent for and on behalf of British Aerospace (Operations) Limited


                                 By  /s/ Alain Brodin
                                     ------------------------------------------
                                     Title: Senior Vice President Commercial


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